Exhibit 1


          Results of the Annual Shareholders Meeting of GPC Biotech AG
          ------------------------------------------------------------

                             June 8, 2005 in Munich

Presence: 43.09% (equivalent to 12,963,528 shares)

Item 2

Resolution regarding the discharge of Management Board members from liability (Entlastung) for their actions during the 2004 fiscal year

Yea votes: 99.8754%

Item 3

Resolution regarding the discharge of the Supervisory Board members from liability for their actions during the 2004 fiscal year

Yea votes: 99.9332%

Item 4

Resolution regarding the appointment of the auditor for the 2005 fiscal year

Yea votes: 99.9655%

Item 5

Resolution regarding the election of Supervisory Board members

Yea votes: 99.9224%

Item 6

Resolution regarding long-term performance-based remuneration of the members of the Supervisory Board

Yea votes: 95.2973%

Item 7

Resolution regarding the authorization to issue convertible bonds and the creation of conditional capital for the issuance of conversion rights to members of the management bodies and executives (Fuhrungskrafte) as well as employees and consultants of the Company and its affiliated subsidiary companies (nachgeordnete verbundene Unternehmen) in Germany and abroad; amendment of the Articles of Association

Yea votes: 99.5035%



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Item 8

Resolution regarding the issuance of stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad (2005 Stock Option
Plan), the creation of an additional conditional capital; amendment of the Articles of Association

Yea votes: 95.3467%

Item 9

Resolution regarding the cancellation of the shareholder resolutions of June 11, 2002 relating to the authorization of the Management Board to issue convertible bonds and/or bonds with warrants attached (Wandel- und/oder
Optionsschuldverschreibungen) and the creation of conditional capital; resolution regarding the authorization of the Management Board to issue convertible bonds and/or bonds with warrants attached and creation of new conditional capital; amendment of the Articles of Association

Yea votes: 99.6492%

Item 10

Amendment of the Articles of Association regarding participation in the Shareholders Meeting 10.1

Yea votes: 99.8622%

Item 10

Amendment of ss. 18 (Conduct of Meeting) of the Articles of Association by Adding a Paragraph 3 10.2

Yea votes: 99.3176%